CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-143353 (Investment Company Act of 1940 file No. 811-09137) of Sun Life of Canada (U.S.) Variable Account I of our report dated April 18, 2008, relating to the financial statements of Sun Life of Canada (U.S.) Variable Account I and to the use of our report dated March 27, 2008, relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.)  (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109,” effective January 1, 2007) appearing in the Statement of Additional Information which is part of such Registration Statement.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such statement of Additional Information.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
May 15, 2008